Exhibit 10.14

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is information that the Company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

BINDING HEADS OF TERMS

November 24, 2020

Via Electronic Mail

TPCO US Holding, LLC

1695 South 7th Street

San Jose, CA 95112

Attn: Steven Allan

Re: The Parent Company – Strategic Relationship

Dear Steve:

We are writing to set forth certain of the principal terms and conditions of the strategic business relationship between ROC Nation LLC (“ROC”)and Subversive Capital Acquisition Corp., to be later renamed TPCO Holding Corp. (“TPC”) with respect to ROC’s promotion, marketing and advertising of TPC’s cannabis brands and related products.

This Binding Heads of Terms (this “Agreement”) is subject to the following terms and conditions:

1. Purpose and Legal Effect. The parties hereto acknowledge, understand and agree that this Agreement is a binding agreement as to certain key commercial terms among ROC and TPC and it is the intention of the parties that these key terms will guide the development of a long-form agreement(s) (the “Definitive Agreement”) among ROC and TPC which shall be based on the terms set out herein together with other relevant provisions to be discussed and agreed in good faith between the parties. Unless and until a Definitive Agreement is executed which supersedes this Agreement, this Agreement shall be binding among the parties on the terms and conditions herein contained.

2. Commercial Terms. The parties shall prepare, negotiate and execute a Definitive Agreement, which shall reflect the terms specified on Exhibit A (the “Commercial Terms”) together with such other terms and conditions as are customary or that the parties shall reasonably negotiate. As stated above, the terms of this Agreement shall be binding upon the parties unless and until the Definitive Agreement becomes binding. For the avoidance of doubt, the Commercial Terms are hereby incorporated by reference in this Agreement.

3. Effective Date; Timing. This agreement shall be effective, and the Commercial Terms binding upon the parties, immediately following the consummation of the SPAC Qualifying Transaction (as defined in the Commercial Terms) (such date, the “Effective Date”). TPC agrees to use best efforts to cause the Effective Date to occur no later than March 31, 2021. The parties agree to use their best efforts to execute the Definitive Agreement as expeditiously as possible, but in any event no later than March 31, 2021. Pursuant to Section 1 above, this Agreement shall remain a binding obligation of the parties in the absence of an executed Definitive Agreement.

4. Funding of Initial Payment. Within [***] days of the Effective Date, TPC shall pay the Initial Payment (as defined in the Commercial Terms) to the account or accounts specified in writing by ROC.

5. Public Announcements. No announcement or disclosure of discussions concerning the transaction described in this Agreement, or any of the other matters covered by this Agreement, shall be made without the prior approval of all parties; provided, however, that in the event that a party is advised by legal counsel that disclosure is required under applicable laws (including, without limitation, the laws of any Trading Market (as defined below)), it may make such disclosure to the most limited extent necessary to comply with such laws, and, to the extent practicable, it shall inform the other party as much in advance as practical as to the timing and contents of the proposed disclosure and shall (to the extent permissible at law) limit the disclosure as requested by such other party. Notwithstanding the foregoing, the parties shall be expressly permitted to disclose the existence of this Agreement and the resulting Relationship (as defined in the Commercial Terms) to any third party at any time following the execution of this Agreement (but not the economic or deliverable terms). For purposes hereof, the term “Trading Market” means the NEO Exchange Inc., or any successor, replacement or additional exchange on which the Common Shares of TPC are then listed and which constitutes the principal trading market for the Common Shares of TPC.

6. Confidentiality. The Parties hereto acknowledge and agree that the terms and conditions of this Agreement are confidential and shall not be disclosed by any party or its affiliates or the representatives of any of the foregoing without the prior written consent of the other party, except (i) to the legal, accounting and other business representatives of each such party, (ii) as necessary to any taxing authority, (iii) if required to enforce the terms of this Agreement, (iv) to the extent (if any) required by law, including the disclosure requirements of applicable securities laws, or the rules of the relevant Trading Market or (v) to investors and prospective investors of such party; provided, such party shall enter into customary confidentiality agreements in form reasonably satisfactory to the other party hereunder with such investors or prospective investors. Notwithstanding the foregoing, the parties shall be expressly permitted to disclose the existence of this Agreement and the resulting Relationship (as defined in the Commercial Terms) (but not the economic terms or detailed deliverables) to any third party at any time following the execution of this Agreement.

7. Expenses. Each party shall bear all of its own costs and expenses with respect to this Agreement and the obligations hereunder; provided, however, that TPC shall bear any third party costs and expenses with respect to activations provided in the Commercial Terms.

8. Counterparts. This letter of intent may be executed concurrently in one or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. Execution and delivery of this letter of intent by exchange of pdf copies bearing signatures of the parties will constitute a valid and binding execution and delivery of this Agreement by the parties.

[signature page follows]

If the foregoing is acceptable to you, please so indicate by signing a copy of this letter and returning it to the undersigned.

ROC NATION LLC

By:	/s/ Desiree Perez
	Name:	Desiree Perez
	Title:	Chief Operating Officer

Agreed and Accepted:
TPCO US Holding, LLC

By:	/s/ Michael Auerbach
Name: Michael Auerbach
Title: GP

Exhibit A

ROC NATION – THE PARENT COMPANY

COMMERCIAL TERMS

Parties:	ROC and TPC.

Transaction:

The parties shall enter into a strategic business relationship (the “Relationship”) whereby ROC will (i) aid in the promotion, marketing and advertising of TPC’s existing and future Cannabis brands and products and (ii) introduce, develop and support potential transactions with various ROC partners and artists. For the avoidance of doubt, ROC shall provide the aforementioned services and support with respect to all Cannabis and Cannabis-related brands and products of TPC.

For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPC or its affiliates.

Reference is made hereby to the Brand Strategy Agreement between TPC and SC Branding, LLC, dated of even date herewith (the “JAY-Z BSA Agreement”).

Term:	The term of the Relationship (the “Term”) shall commence on the Effective Date and continue until the three-year anniversary thereof; provided, however, that if TPC and its affiliates and subsidiaries have complied with their obligations hereunder and under the JAY-Z BSA Agreement and any related agreements, then following the expiration of the Term, ROC’s Exclusivity Obligation and Non-Compete Obligation shall continue to remain in effect for an additional six- month period (the “Tail Period”). During the Tail Period the parties may in each party’s sole discretion determine mutually to extend the term of the Relationship, with any such extension to be on such terms as the parties may mutually agree. For the avoidance of doubt, ROC shall not have any affirmative service obligations during the Tail Period.

Compensation:

During the Term, in consideration for the rights and services provided by ROC to TPC hereunder, TPC shall pay ROC in the form of Common Shares of TPC, as follows:

•  Common Shares of TPC having a then-current aggregate value of Twenty-Five Million Dollars ($25,000,000) shall be delivered to ROC within [***] days of the Effective Date;

•  Common Shares of TPC having a then-current aggregate value of Seven Million Five Hundred Thousand ($7,500,000) shall be delivered to ROC with one-fourth of such shares (i.e. shares having a value of $1,875,000) being delivered on the first anniversary of the Effective Date and on the first day of each of the following three calendar quarters thereafter; and

•  Common Shares of TPC having a then-current aggregate value of Seven Million Five Hundred Thousand ($7,500,000) shall be delivered to ROC with one-fourth of such shares (i.e. shares having a value of $1,875,000) being delivered on the second anniversary of the Effective Date and on the first day of each of the following three calendar quarters thereafter

Payments:

TPC shall issue to ROC a number of whole Common Shares of ROC equal to the amount of compensation to be paid divided by the average of the VWAPs for each of the fifteen (15) Trading Days up to and including the last Trading Day of the Effective Date or 15 days in advance of the applicable date of issuance date above, with cash being paid in lieu of any fractional Common Share.

In no event shall TPC be obligated to issue Common Shares to ROC (and instead TPC shall pay ROC in cash) unless (i) TPC is able to make the representations contained in the applicable “Representation Letter” attached hereto as Annex 1, (ii) the Common Shares may be issued without a vote of TPC’s stockholders pursuant to the rules of the applicable Trading Market, and (iii) TPC is in possession of material non-public information at the time it is to issue Common Shares to ROC.

Lock-Up Agreement:	In connection with ROC’s receipt of Common Shares of TPC, ROC agrees to execute a “Lock-Up Agreement” in substantially the form attached hereto as Annex 2.

Exclusivity and Non-Competition:

During the Term and the Tail Period, ROC agrees not to

(i) offer or provide any services to any Cannabis brand or offer or provide any services to any producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) other than TPC and its affiliates, consisting of promotional, endorsement, marketing, strategy, talent relationship management or other similar activities, (ii) own, directly or indirectly, any interest in any Cannabis brand or producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) or (iii) pursue any other Cannabis-related business opportunity with any third party; provided, that if ROC does offer or provides to any producer or distributor whom the manufacturing, distribution and/or sale of Cannabis is not a substantial portion of its overall business, ROC’s offer or provision shall not relate to Cannabis or such producer’s or distributor’s Cannabis related activities.

During the Term and the Tail Period, ROC shall promptly present any Cannabis-related business opportunity that becomes available to ROC to TPC for its acceptance in writing pursuant to a notice describing in reasonable detail all material terms of the applicable opportunity.

For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPC or its affiliates.

Official Partner Status:

ROC and TPC shall be each other’s “Official Cannabis Partner.” TPC shall be permitted to list ROC as its Official Cannabis Partner on TPC and its affiliates’ websites and marketing and promotional material.

As ROC’s “Official Cannabis Partner,” TPC shall be entitled to marketing rights as specified below.

General ROC Obligations:

During the Term, ROC shall have the following obligations:

•  ROC shall provide TPC, at no additional cost to TPC, with social media activation and digital marketing support services commensurate with those provided to other official partners of ROC. Such services will include, without limitation, (i) development of an overall social media and digital marketing strategy, (ii) creation of brand imagery used across all platforms, social media, websites, etc., (iii) creation of concepts for engaging content in line with an agreed upon brand narrative, and (iv) management of social media influencer campaigns.

•  [***]

•  TPC shall be responsible for any costs of materials and logistics involved in [***].

•  To the extent permitted under California and New York State law, as applicable, ROC shall allow TPC to offer TPC-branded Cannabis products (in the form of gift baskets and sample products) to ROC Artists in any recording studios owned or managed by ROC. TPC shall be responsible for all costs of the TPC-branded Cannabis products being provided.

•  ROC shall provide TPC with product placement and branding opportunities having substantial promotional value in mutually agreed activations in live or online events organized by ROC to the extent permitted by applicable law (including, without limitation, all `live and online concerts organized by ROC in partnership with Live Nation), subject to ultimate approval by the applicable venue and artist (over which TPC understands that ROC may not have legal control). Such product placement and branding opportunities shall be provided at no additional cost to TPC other than actual and unrelated third party activation costs.

•  [***].

•  [***].

•  [***].

•  [***].

•  Not less that once per each three-month period during the Term, upon TPC’s request, ROC shall permit TPC representatives to conduct a meeting at ROC’s New York City headquarters wherein TPC may discuss and present potential TPC-related business opportunities with all available ROC Representatives, as well as discuss any promotional plans, including identification of future target artists and review of the performance of target artists that have previously been added to the program contemplated herein.

Use of Created Content:	ROC hereby grants TPC an exclusive (as to third- parties), worldwide, perpetual and royalty-free license (subject to the payments herein) to post or re-post, use and otherwise exploit and commercialize any audio- visual or other content that is produced by ROC pursuant to this Agreement on any websites, social media accounts or other advertising platforms of TPC or any of its affiliates; provided, however, that the license for ROC and its intellectual property shall only extend for the duration of the Term. For the avoidance of doubt, except by separate written agreement signed by the parties in their discretion the work shall not include any music rights, song rights, music video rights or other video rights (other than original works created under this Agreement). In general the rights paragraphs of the Definitive Agreement shall track those in the JAY-Z BSA Agreement. For the avoidance of doubt, any clearance costs of music rights or video rights (other than original works created under this

Agreement) that TPC desires to use in works delivered under this Agreement must be paid by TPC, provided in no event shall TPC be charged for ROC labor or other internal costs.

Specific Rights with Respect to ROC Artists:

ROC agrees that as soon as practical after ROC or any ROC Representative learn about any ROC Artist contemplating, negotiating, or entering into any written agreement (including, without limitation, any letter of intent, memorandum of understanding or similar document) to enter into any Cannabis-related business opportunity with any third party, ROC shall promptly notify TPC that such Artist is interested in Cannabis opportunities and assist in processing any offer that TPC desires to make. TPC understands that Roc may have contractual limitations which could prohibit disclosing the terms of any other offer. In addition, if a ROC Artist or ROC Representative expresses an interest in opportunities in the Cannabis arena, ROC shall promptly notify TPC and assist in processing any offer that TPC desires to make. For the avoidance of doubt, TPC shall not be obligated to make any proposal to any ROC Artist or ROC Representative or include any specific terms or conditions in any Proposal.

ROC will assist TPC in making proposals to any ROC Representatives or ROC Artists that TPC requests (and that are reasonably appropriate to receive such an opportunity).

In addition to the foregoing, ROC agrees to specifically convey the terms of a TPC proposal approved by TCP to each of the following ROC Artists: [***] and [***] any other ROC Artists as TPC may specify in writing to ROC from time to time that may be reasonably appropriate to receive such an opportunity (the “Specified ROC Artists”).

Finally, ROC agrees to (i) notify each of the Specified ROC Artists as r applicable ROC executives as TCP may reasonably request from time to time (the “Specified ROC Representatives”) of the nature of the Relationship and (with respect to ROC Representatives only) the obligations of ROC and ROC Representatives under this Agreement and (ii) provide TPC with a list of any new ROC Artists on a quarterly basis for purposes of permitting TPC to include any such new ROC Artists within the definition of “Specified ROC Artists”.

Periodic Reviews:	During the Term, Representatives of TPC (which currently is intended to include Desiree Perez) and Representatives of ROC, as designated to TPC from time to time, shall oversee and report to the Board of Directors of TPC (the “TPC Board”) regarding the performance of the parties’ obligations under this Agreement. The parties shall appropriately agree to recusals and other policies to address any potential conflicts of interest.

Termination:

TPC may terminate this Agreement immediately upon notice to ROC in the event that: ROC materially breaches any customary representations, warranties or covenants to be made by ROC in the Definitive Agreement or fails to fulfill any material obligation under this Agreement and such breach is not cured within [***] days after ROC’s receipt of notice detailing such breach.

ROC may terminate this Agreement immediately upon notice to TPC in the event that:

•  TPC fails in any obligation to make timely payments due ROC pursuant to this Agreement and such payment remains outstanding fifteen (15) days after the TPC’s receipt of the notice of such failure from ROC;

•  TPC materially breaches any customary representations, warranties or covenants be made by ROC in the Definitive Agreement;

•  TPC commences any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, or similar law, or seeks the appointment or election of a receiver, conservator, or similar official;

•  TPC is target of a case or proceeding, or the seeking by another person of any such appointment or election, which (i) is consented to or not timely contested by TPC, (ii) results in the entry of an order for relief, such as an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within ninety (90) days;

•  TPC is the target of a general assignment for the benefit of creditors;

•  TPC is convicted or pleads no contest to allegations by any governmental or regulatory authority or agency alleging criminal conduct or securities fraud or violation of similarly significant laws;

In the event of a termination by ROC for one of the reasons stated above, or if any Change of Control (to be defined to match the JAY-Z BSA Agreement) occurs ROC shall be entitled to receive the aggregate unpaid compensation in a lump sum on such event.

In addition Roc may terminate this Agreement (without further compensation) if it reasonably believes that non-compliance with state or local law by TCP or priorities of federal law have resulted in a good faith risk of enforcement of such laws against ROC or its personnel (or increased risk in the case of federal laws).

Miscellaneous:	The terms and conditions set forth in Sections 6 through 8 and Sections 10 through 11 of the JAY-Z BSA Agreement are hereby incorporated into this Agreement by reference mutadis mutandis.

ANNEX 1

ROC Representation Letter

[ROC NATION LETTERHEAD]

[DATE]

TPCO Holding Corp.

1695 South 7th Street

San Jose, CA 95112

Attn: Steven Allan

Ladies and Gentlemen:

The undersigned (“ROC”) is providing this letter pursuant to the Binding Heads of Terms (the “Agreement”), dated November 24, 2020 by and between ROC and Subversive Capital Acquisition Corp., to be later renamed TPCO Holding Corp. (“TPC”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Agreement.

ROC Representations

In accordance with the requirements of the Agreement, ROC makes the following representations and warranties:

(a) Own Account. ROC understands that the Common Shares sold pursuant to the Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Common Shares as principal for its own account and not with a view to or for distributing or reselling such Common Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Common Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Common Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting ROC’s right to sell the Common Shares in compliance with applicable federal and state securities laws).

(b) Purchaser Status. ROC is as of the date hereof an “accredited investor” as defined in paragraph (a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9) or (a)(12) of Rule 501 promulgated under the Securities Act.

(c) Experience of Purchaser. ROC, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Common Shares, and has so evaluated the merits and risks of such investment. ROC is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

(d) General Solicitation. ROC is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine, the internet or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Reliance on Exemptions. ROC understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that ROC is relying in significant part upon the truth and accuracy of, and ROC’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of ROC set forth herein in order to determine the availability of such exemptions and the eligibility of ROC to acquire the Common Shares.

(f) Principal Place of Business. The ROC’s principal place of business is located in New York.

(g) No Investment Advice from ROC. The undersigned represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Company, as investment advice or as a recommendation to purchase the Common Shares.

Sincerely,

ROC Nation LLC

Name:
Date:
Title:

ANNEX 2

Form of Lock-Up Agreement

See Attached.

ROC LOCKUP AGREEMENT

This Artist Lockup Agreement (this “Agreement”) is dated as [ ] by and among Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia, to be later renamed TPCO Holding Corp. (“Company”) and ROC Nation LLC (“ROC”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Brand Strategy Agreement (as defined below).

RECITALS

WHEREAS, on November 24, 2020, the Company and SC Branding, LLC f/s/o ROC entered into that certain Binding Heads of Terms (the “ROC Agreement”) pursuant to which, among other transactions, ROC is entitled to receive [ ] Common Shares (the “Subject Shares”) in respect of the [ ] contract year thereof for certain services provided and rights granted under the ROC Agreement; and

WHEREAS, as required pursuant to the terms of the ROC Agreement, the parties hereto agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COVENANTS

Section 1.1 Lockup. ROC hereby undertakes and agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with any Governmental Authority (other than the Prospectus or filings or disclosures related to the Transaction Agreement and the Transactions) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any Subject Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) for a period of six (6) months following the Closing Date (the “Lock-up Period”). Notwithstanding the provisions set forth in this Section 1.1, ROC may Transfer Subject Shares during the Lock-up Period (a) to any partner, member, or affiliate of ROC, or (b) to the Company (including, without limitation, in connection with the “net” or “cashless” exercise of options or other rights to purchase shares granted pursuant to an equity incentive plan, stock purchase plan or other arrangement in satisfaction of any tax withholding obligations through cashless surrender or otherwise); provided, however, that in the case of clause (a) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of ROC. ROC represents and warrants as of the date hereof to the Company as follows:

(a) Organization; Due Authorization. ROC is duly organized, validly existing and in good standing under any applicable law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority (collectively, “Laws”) of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its limited liability company powers and have been duly authorized by all necessary limited liability company actions. This Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes its legally valid and binding obligation, enforceable against its in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) No Conflicts. The execution and delivery of this Agreement by ROC does not, and the performance by it of its obligations hereunder will not, (i) conflict with or result in a violation of its organizational documents or (ii) require any consent or approval that has not been given or other action that has not been taken by any individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof (any “Person”) (including under any contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral (collectively, a “Contract”) binding upon ROC or the Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by it of its obligations under this Agreement.

(c) Acknowledgment. ROC understands and acknowledges that the Company entered into the ROC Agreement in reliance upon ROC’s obligation to execute and deliver this Agreement prior to ROC receiving Common Shares.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Brand Strategy Agreement in accordance with its terms and (b) the written agreement of the Company and ROC. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and ROC.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given as set forth and in accordance with the Brand Strategy Agreement.

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company and ROC have caused this ROC Lockup Agreement to be duly executed as of the date first written above.

ROC:

[ ]

By:
Name:
Title:

COMPANY:

SUBVERSIVE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to ROC Lockup Agreement]